Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Phoenix Autocallable Optimization Securities with Contingent Protection linked to the common stock of Amazon.com, Inc. due December 13, 2011	$2,453,510	$174.94
Phoenix Autocallable Optimization Securities with Contingent Protection linked to the common stock of Citigroup Inc. due December 13, 2011	$8,031,040	$572.61
Phoenix Autocallable Optimization Securities with Contingent Protection linked to the common stock of Goldcorp Inc. due December 13, 2011	$4,522,170	$322.43
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009 and Product Supplement dated December 1, 2010)

UBS AG Phoenix Autocallable Optimization Securities with Contingent Protection

UBS AG $2,453,510 linked to the common stock of Amazon.com, Inc. due December 13, 2011
UBS AG $8,031,040 linked to the common stock of Citigroup Inc. due December 13, 2011
UBS AG $4,522,170 linked to the common stock of Goldcorp Inc. due December 13, 2011

Investment Description

UBS AG Phoenix Autocallable Optimization Securities with Contingent Protection (the “Securities”) are senior unsecured debt securities issued by UBS AG (“UBS”) linked to the performance of the common stock of a specific company (the “underlying stock”). UBS will pay a quarterly contingent coupon if the closing price of the underlying stock on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter. The Securities will be automatically called early if the closing price of the underlying stock on any observation date is equal to or greater than the starting price. If the Securities are called, UBS will pay the principal amount plus the contingent coupon for that quarter. If the Securities are not called prior to maturity and the ending price of the underlying stock is equal to or greater than the trigger price (which is the same price as the coupon barrier), you will receive a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter. If the ending price of the underlying stock is less than the trigger price, your investment in the Securities will be fully exposed to the negative performance of the underlying stock and you may lose up to 100% of your principal amount. Investing in the Securities involves significant risks. You may lose some or all of your principal. The contingent protection feature applies only if you hold the Securities until maturity. Any payment on the Securities, including the contingent protection feature and the contingent coupon, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire principal amount.

Features
☐	Contingent Coupon — UBS will pay a quarterly contingent coupon payment if the closing price of the underlying stock on the applicable observation date is equal to or greater than the coupon barrier. Otherwise, no coupon will be paid for the quarter.
☐	Tactical Investment Opportunity — If you believe the underlying stock will trend sideways over the term of the Securities — moving neither positively by more than the contingent coupons payable on the Securities, nor negatively below the coupon barrier — the Securities may provide improved performance compared to a direct investment in the underlying stock.
☐	Contingent Protection — If the Securities are not called prior to maturity, you hold the Securities to maturity and the ending price of the underlying stock is equal to or greater than the trigger price (which is the same price as the coupon barrier), you will receive a cash payment at maturity equal to the principal amount of your Securities plus the contingent coupon for the final quarter, subject to the creditworthiness of UBS. If the ending price is less than the trigger price, your investment will be fully exposed to the negative underlying return.

Key Dates

Trade Date	December 6, 2010
Settlement Date	December 9, 2010
Final Valuation Date*	December 7, 2011
Maturity Date*	December 13, 2011
*	Subject to postponement in the event of a market disruption event, as described in the PAOSCP product supplement.
Security Offerings

These terms relate to three separate Securities we are offering. Each of the three Securities is linked to the common stock of a different company and each of the three Securities has a different contingent coupon rate, starting price, trigger price and coupon barrier. Each of the Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof. The performance of each Security will not depend on the performance of any other Security.

Underlying Stocks	Contingent Coupon Rate (per annum)	Starting Price	Trigger Price	Coupon Barrier	CUSIP	ISIN
Common Stock of Amazon.com, Inc.	15.40%	$178.05	$133.54, which is 75% of the Starting Price	$133.54, which is 75% of the Starting Price	90267F287	US90267F2873
Common Stock of Citigroup Inc.	15.75%	$4.45	$3.56, which is 80% of the Starting Price	$3.56, which is 80% of the Starting Price	90267F295	US90267F2956
Common Stock of Goldcorp Inc.	15.35%	$47.83	$38.26, which is 80% of the Starting Price	$38.26, which is 80% of the Starting Price	90267F303	US90267F3038

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Phoenix Autocallable Optimization Securities with Contingent Protection (“PAOSCP”) product supplement relating to the Securities, dated December 1, 2010, the accompanying prospectus and this pricing supplement. See “Key Risks” beginning on page 6 and the more detailed “Risk Factors” beginning on page PS-13 of the PAOSCP product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of Amazon.com, Inc.	$2,453,510	$10.00	$36,802.65	$0.15	$2,416,707.35	$9.85
Securities linked to the common stock of Citigroup Inc.	$8,031,040	$10.00	$120,465.60	$0.15	$7,910,574.40	$9.85
Securities linked to the common stock of Goldcorp Inc.	$4,522,170	$10.00	$67,832.55	$0.15	$4,454,337.45	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated December 6, 2010

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

➢	PAOSCP Product Supplement dated December 1, 2010:

http://www.sec.gov/Archives/edgar/data/1114446/000139340110000613/c203764_690566-424b2.htm

➢	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Phoenix Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to three different Securities that are offered hereby. Also, references to the “PAOSCP product supplement” mean the UBS product supplement, dated December 1, 2010, and references to “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants,” dated January 13, 2009.

Investor Suitability

The Securities may be suitable for you if:

➢	You do not require fixed, periodic income from this investment.
➢	You believe that the closing price of the underlying stock will not be less than the coupon barrier on any observation date during the term of the Securities or less than the trigger price on the final valuation date.
➢	You do not believe that the return on a direct investment in the underlying stock will exceed the contingent coupon payments, if any, during the term of the Securities.
➢	You are willing to invest in Securities that may expose you to a loss of up to 100% of your principal amount.
➢	You are willing to invest in Securities with a potential rate of return that is limited to the applicable contingent coupon rate.
➢	You are willing to invest in Securities that may be called prior to maturity.
➢	You are willing and able to hold the Securities to maturity, a term of 12 months.
➢	You are willing to forgo dividends paid on the underlying stock.
➢	You are willing to invest in Securities where there may be little or no secondary market.
➢	You are comfortable with the creditworthiness of UBS, as issuer of the Securities.

The Securities may not be suitable for you if:

➢	You require fixed, periodic income from this investment.
➢	You believe that the closing price of the underlying stock will be less than the coupon barrier on any observation date during the term of the Securities or less than the trigger price on the final valuation date.
➢	You believe that the return on a direct investment in the underlying stock will exceed the contingent coupon payments, if any, during the term of the Securities.
➢	You seek an investment that is fully principal protected.
➢	You are not willing to make an investment where you could lose up to 100% of your principal amount.
➢	You seek an investment with a potential rate of return that is not limited to the applicable contingent coupon rate.
➢	You are unwilling to invest in Securities that may be called prior to maturity.
➢	You are unable or unwilling to hold the Securities to maturity, a term of 12 months.
➢	You prefer the lower risk, and therefore accept the potentially lower returns, of traditional fixed income investments with comparable maturities and credit ratings.
➢	You prefer to receive dividends paid on the underlying stock.
➢	You seek an investment for which there will be an active secondary market.
➢	You are unable or unwilling to assume the credit risk associated with UBS, as issuer of the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 6 of this pricing supplement for risks related to an investment in the Securities.

Final Terms for Each Offering of the Securities

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security
Term	12 months, unless called earlier
Contingent Coupon(1)	If the closing price of the underlying stock is equal to or greater than the coupon barrier on any observation date, you will receive the contingent coupon applicable to such observation date.
	If the closing price of the underlying stock is less than the coupon barrier on any observation date, the contingent coupon applicable to such observation date will not be payable and you will not receive any payment on the relevant coupon payment date.
	The contingent coupon will be a fixed amount based upon equal quarterly installments at the contingent coupon rate, which is a per annum rate. The table below sets forth each observation date and the contingent coupon for each Security. The table below is based on the contingent coupon rate of (i) 15.40% per annum for Securities linked to the common stock of Amazon.com, Inc., (ii) 15.75% per annum for Securities linked to the common stock of Citigroup Inc. and (iii) 15.35% per annum for Securities linked to the common stock of Goldcorp Inc.
	Contingent Coupon (per Security)(2)
Observation Dates	Amazon.com, Inc.	Citigroup Inc.	Goldcorp Inc.
March 7, 2011	$0.385	$0.394	$0.384
June 6, 2011	$0.385	$0.394	$0.384
September 6, 2011	$0.385	$0.394	$0.384
December 7, 2011 (Final Valuation Date)	$0.385	$0.394	$0.384
	The Securities do not guarantee any contingent coupon payments. You will not receive the contingent coupon for any observation date on which the closing price of the underlying stock is less than the coupon barrier.
Contingent Coupon Rate	The contingent coupon rate is (i) 15.40% per annum for Securities linked to the common stock of Amazon.com, Inc., (ii) 15.75% per annum for Securities linked to the common stock of Citigroup Inc. and (iii) 15.35% per annum for Securities linked to the common stock of Goldcorp Inc.
Coupon Payment Dates	Four business days following each observation date (including the maturity date).
Automatic Call Feature(1)	The Securities will be called automatically if the closing price of the underlying stock on any observation date is equal to or greater than the starting price.
	If the Securities are called on any observation date, you will receive on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Security equal to your principal amount plus the contingent coupon otherwise due on such date pursuant to the contingent coupon feature. No further amounts will be owed to you under the Securities.

Payment at Maturity (per Security)(1)	If the Securities are not called and the ending price is equal to or greater than the trigger price and coupon barrier, you will receive a cash payment per Security on the maturity date equal to $10.00 plus the contingent coupon otherwise due on the maturity date.
If the Securities are not called and the ending price is less than the trigger price, you will receive a cash payment per Security on the maturity date equal to:
$10.00 × (1 + Underlying Return) Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the underlying stock declines.
Underlying Return	Ending Price – Starting Price Starting Price
Trigger Price	A percentage of the starting price, as specified on the first page of this pricing supplement.
Coupon Barrier	A percentage of the starting price, as specified on the first page of this pricing supplement.
Starting Price	The closing price of the underlying stock on the trade date, as determined by the calculation agent and as specified on the first page of this pricing supplement.
Ending Price	The closing price of the underlying stock on the final valuation date, as determined by the calculation agent.
Determining Payment upon a Coupon Payment Date, an Automatic Call or at Maturity

If the Securities are not called and the ending price is below the trigger price, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the underlying return is less than zero.

(1)	Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any contingent protection provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.
(2)	Based on a quarterly contingent coupon rate of (i) 3.85% for Securities linked to the common stock of Amazon.com, Inc., (ii) 3.94% for Securities linked to the common stock of Citigroup Inc. and (iii) 3.84% for Securities linked to the common stock of Goldcorp Inc. Amounts here have been rounded for ease of analysis.

Hypothetical Examples of How the Securities Perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions (actual terms for each Security are specified on the first page of this pricing supplement; amounts have been rounded for ease of reference):

Principal Amount:	$10.00
Term:	12 months
Starting Price:	$100
Contingent Coupon Rate:	15.00% per annum (or 3.75% per quarter)
Contingent Coupon:	$0.375 per quarter
Observation Dates:	Quarterly
Trigger Price:	$80 (which is 80% of the starting price)
Coupon Barrier:	$80 (which is 80% of the starting price)

Example 1 — Securities are Called on the First Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$110 (at or above Starting Price)	$10.375 (Settlement Amount)
	Total Payment:	$10.375 (3.75% return)

Since the Securities are called on the first observation date, you will receive on the call settlement date a total of $10.375 per Security reflecting your principal amount plus the applicable contingent coupon, a 3.75% total return on the Securities. No further amount will be owed to you under the Securities.

Example 2 — Securities are Called on the Third Observation Date

Date	Closing Price	Payment (per Security)
First Observation Date	$95 (at or above Coupon Barrier; below Starting Price)	$0.375 (Contingent Coupon)
Second Observation Date	$90 (at or above Coupon Barrier; below Starting Price)	$0.375 (Contingent Coupon)
Third Observation Date	$110 (at or above Starting Price)	$10.375 (Settlement Amount)
	Total Payment:	$11.125 (11.25% return)

Since the Securities are called on the third observation date, you will receive on the call settlement date a total of $10.375 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payments of $0.75 received in respect of prior observation dates, you will have received a total of $11.125, a 11.25% total return on the Securities. No further amount will be owed to you under the Securities.

Example 3 — Securities are NOT Called and the Ending Price of the Underlying Stock is at or above the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$90 (at or above Coupon Barrier; below Starting Price)	$0.375 (Contingent Coupon)
Second Observation Date	$75 (below Coupon Barrier)	$0.00
Third Observation Date	$70 (below Coupon Barrier)	$0.00
Final Valuation Date	$95 (at or above Trigger Price and Coupon Barrier; below Starting Price)	$10.375 (Payment at Maturity)
	Total Payment:	$10.75 (7.50% return)

At maturity, you will receive a total of $10.375 per Security, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupon payment of $0.375 received in respect of prior observation dates, you will have received a total of $10.75, a 7.50% total return on the Securities. No further amount will be owed to you under the Securities.

Example 4 — Securities are NOT Called and the Ending Price of the Underlying Stock is below the Trigger Price

Date	Closing Price	Payment (per Security)
First Observation Date	$95 (at or above Coupon Barrier; below Starting Price)	$0.375 (Contingent Coupon)
Second Observation Date	$90 (at or above Coupon Barrier; below Starting Price)	$0.375 (Contingent Coupon)
Third Observation Date	$85 (at or above Coupon Barrier; below Starting Price)	$0.375 (Contingent Coupon)
Final Valuation Date	$40 (below Trigger Price and Coupon Barrier)	$10.00 × [1 + Underlying Return] = $10.00 × [1 – 60%] = $4.00 (Payment at Maturity)
	Total Payment	$5.125 (-48.75% return)

Since the Securities are not called and the ending price of the underlying stock is below the trigger price, at maturity you will receive $4.00 per Security. When added to the contingent coupon payments of $1.125 received in respect of prior observation dates, you will have received a total of $5.125, a 48.75% loss on the Securities. No further amount will be owed to you under the Securities.

If the Securities are not called and the ending price is below the trigger price, the contingent protection is lost and you may lose some or all of your principal at maturity.

Any payment on the Securities, including payments in respect of an automatic call, contingent coupon or any contingent protection provided at maturity, is dependent on the ability of UBS to satisfy its obligations when they come due. If UBS is unable to meet its obligations, you may not receive any amounts due to you under the Securities.

Key Risks

An investment in any offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the underlying stock. Some of the risks that apply to each offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the PAOSCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

➢	At maturity, you risk losing some or all of your principal — The Securities do not guarantee any return of principal at maturity. If the Securities are not called on any observation date, the return of principal is determined based on whether the ending price is less than the trigger price and, if so, the extent to which the underlying return is negative. If (i) the Securities are not called on any observation date and (ii) the ending price is below the trigger price, you will lose some or all of your principal investment. Specifically, in such case, you will lose 1% (or a fraction thereof) of your principal for each 1% (or a fraction thereof) that the underlying return is less than zero.
➢	You may not receive any contingent coupons — The Securities do not guarantee any contingent coupon payments. If the closing price of the underlying stock on an observation date is less than the coupon barrier, you will not receive the contingent coupon applicable to such observation date. If the closing price of the underlying stock is less than the coupon barrier on each of the observation dates, you will not receive any contingent coupons during the term of, and will not receive a positive return on, your Securities. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Securities.
➢	Your potential return on the Securities is limited and you will not participate in any appreciation of the underlying stock — The return potential of the Securities is limited to the pre-specified contingent coupon rate, regardless of the appreciation of the underlying stock. In addition, the total return on the Securities will vary based on the number of observation dates on which the requirements of the contingent coupon have been met prior to maturity or an automatic call.
➢	The Securities are subject to an automatic call feature; Reinvestment Risk — The Securities will be called automatically if the closing price of the underlying stock is equal to or greater than the starting price on any observation date. If the Securities are called due to the automatic call feature, you will not receive any contingent coupons or any other payment on any observation dates after the applicable call settlement date. Conversely, the Securities will not be subject to an automatic call when the price of the underlying stock has declined below the starting price on any observation date, which generally coincides with a period of greater risk of principal loss on your Securities. Since the Securities could be called as early as the first observation date, the total return on the Securities could be minimal. Further, there is no guarantee that you will be able to reinvest the proceeds from an investment in the Securities at a comparable rate of return for a similar level of risk in the event that your Securities are called early. To the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you will incur transaction costs and the original issue price for such an investment is likely to include certain built-in costs such as dealer discounts and hedging costs.
➢	Credit of UBS — The Securities are senior unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including payments in respect of an automatic call, contingent coupon or any contingent protection provided at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive the contingent coupons (if any), contingent protection or any other amounts owed to you under the terms of the Securities.
➢	Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to the underlying stock and its issuer, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
➢	No assurance that the investment view implicit in the Securities will be successful — The Securities are designed for investors who believe the underlying stock will trend sideways over the term of the Securities — moving neither positively by more than the potential contingent coupons paid on the Securities, nor negatively below the coupon barrier on the observation dates or the trigger price on the final valuation date. However, we cannot assure you of the economic environment or the performance of the underlying stock during the term or at maturity of your Securities. It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. The closing price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and to assume the risk that, if the price of the underlying stock declines below the trigger price on the final valuation date, you may not receive any positive return on your Securities and you may lose some or all of your initial investment.
➢	Owning the Securities is not the same as owning the underlying stock — The return on your Securities may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Securities. As an owner of the Securities, you will not have voting rights or any other rights that holders of the underlying stock may have. Furthermore, the underlying stock may appreciate substantially during the term of the Securities and you will not participate in such appreciation.
➢	Your contingent protection may terminate on the final valuation date — If the Securities are not automatically called and the ending price is greater than or equal to the trigger price, your initial investment in the Securities will be protected, subject to the credit of the Issuer. We refer to this feature as contingent protection. However, if the ending price is less than the trigger price, at maturity you will be fully exposed to any depreciation in the closing price of the underlying stock. Under these circumstances, your initial investment will be reduced by 1% (or a fraction thereof) for every 1% (or a fraction thereof) that the ending price is less than the starting price.
➢	Contingent protection of your initial investment applies only if you hold the Securities to maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, you may have to sell them at a discount and your initial investment will not be protected.
➢	There is no affiliation between the underlying stock issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying stock issuer. However, we and our affiliates may currently or from time to time in the future engage in business with the underlying stock issuer. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the underlying stock and the underlying stock issuer. You, as an investor in the Securities, should make your own investigation into the underlying stock and the underlying stock issuer. The underlying stock issuer is not involved in the Securities offered hereby in any way and has no obligation of any sort with respect to your Securities. The underlying stock issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.
➢	Anti-dilution protection is limited — Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. Consequently, this could affect whether or not you receive contingent coupon payments, the calculation of the underlying return, the market value of the Securities and the amount payable at maturity of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-30 of the PAOSCP product supplement.
➢	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Securities, although they are not obligated to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial discount.
➢	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying stock; the volatility of the underlying stock; the dividend rate paid on the underlying stock; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; and the creditworthiness of UBS.
➢	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
➢	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock, may adversely affect the market price of the underlying stock and, therefore, the market value of the Securities.
➢	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date or whether the Securities are subject to an automatic call, or the amount you receive at maturity of the Securities. The calculation agent may postpone any observation date if a market disruption event occurs and is continuing on such date.
➢	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the underlying stock, and therefore the market value of the Securities.
➢	Dealer Incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.15 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities.
➢	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Information about the Underlying Stocks

All disclosures contained in this pricing supplement regarding each underlying stock are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any underlying stock contained in this pricing supplement. You should make your own investigation into each underlying stock.

Included on the following pages is a brief description of each underlying stock issuer. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each underlying stock. The information given below is for the four calendar quarters in each of 2006, 2007, 2008 and 2009 and the first, second and third calendar quarters of 2010. Partial data is provided for the fourth calendar quarter of 2010. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying stock as an indication of future performance.

Each of the underlying stocks are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by each issuer of the underlying stocks with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each issuer of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Amazon.com, Inc.

According to publicly available information, Amazon.com, Inc. (“Amazon”) offers services to consumers, sellers, and developers through its retail websites. It also manufactures and sells the Kindle e-reader. Amazon offers programs that enable sellers to sell their products on its websites and their own branded websites. Amazon serves developers through Amazon Web Services, which provides access to technology infrastructure that developers can use to enable any type of business. In addition, Amazon generates revenue through co-branded credit card agreements and other marketing and promotional services, such as online advertising. Amazon has organized its operations into two principal segments: North America and International. In February 2010, Amazon acquired Touchco, a touch screen technology company. Information filed by Amazon with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. Amazon’s website is http://www.amazon.com. Amazon’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AMZN.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Amazon’s common stock, based on daily closing prices on the primary exchange for Amazon, as reported by Bloomberg. Amazon’s closing price on December 6, 2010 was $178.05. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$47.87	$35.25	$36.51
4/3/2006	6/30/2006	$38.68	$31.61	$38.68
7/3/2006	9/29/2006	$38.61	$26.07	$32.12
10/2/2006	12/29/2006	$42.96	$30.87	$39.46
1/3/2007	3/30/2007	$41.51	$36.43	$39.79
4/2/2007	6/29/2007	$73.65	$40.42	$68.41
7/2/2007	9/28/2007	$93.45	$68.73	$93.15
10/1/2007	12/31/2007	$100.82	$77.00	$92.64
1/2/2008	3/31/2008	$96.25	$62.43	$71.30
4/1/2008	6/30/2008	$84.51	$71.99	$73.33
7/1/2008	9/30/2008	$88.09	$63.35	$72.76
10/1/2008	12/31/2008	$69.58	$35.03	$51.28
1/2/2009	3/31/2009	$75.58	$48.44	$73.44
4/1/2009	6/30/2009	$87.56	$73.50	$83.66
7/1/2009	9/30/2009	$93.85	$75.63	$93.36
10/1/2009	12/31/2009	$142.25	$88.67	$134.52
1/4/2010	3/31/2010	$136.55	$116.00	$135.73
4/1/2010	6/30/2010	$150.09	$108.61	$109.26
7/1/2010	9/30/2010	$160.73	$109.14	$157.06
10/1/2010*	12/6/2010*	$179.49	$153.03	$178.05
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 6, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of Amazon’s common stock from January 29, 1999 through December 6, 2010, based on information from Bloomberg. The dotted line represents the coupon barrier and trigger price of $133.54, which is equal to 75% of the closing price on December 6, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Citigroup Inc.

According to publicly available information, Citigroup Inc. (“Citigroup”) is a global diversified financial services holding company. Citigroup provides consumers, corporations, governments and institutions with a range of financial products and services. As of December 31, 2009, Citigroup had approximately 200 million customer accounts and did business in more than 140 countries. Citigroup operates through two primary business segments: Citicorp, consisting of its Regional Consumer Banking businesses and Institutional Clients Group; and Citi Holdings, consisting of its Brokerage and Asset Management, Local Consumer Lending, and Special Asset Pool. Citicorp is Citigroup’s global bank for consumers and businesses, and represents its core franchise. Citicorp is present in nearly 100 countries and offers services in over 140 countries. As of December 31, 2009, Citicorp had approximately $1.1 trillion of assets and $731 billion of deposits, representing approximately 60% of the Citigroup’s total assets and approximately 90% of its deposits. Information filed by Citigroup with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09924, or its CIK Code: 0000831001. Citigroup’s website is http://www.citigroup.com. Citigroup’s common stock is listed on the New York Stock Exchange under the ticker symbol “C.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Citigroup’s common stock, based on daily closing prices on the primary exchange for Citigroup, as reported by Bloomberg. Citigroup’s closing price on December 6, 2010 was $4.45. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$49.29	$45.05	$47.23
4/3/2006	6/30/2006	$50.37	$47.41	$48.24
7/3/2006	9/29/2006	$50.23	$46.40	$49.67
10/2/2006	12/29/2006	$56.41	$49.38	$55.70
1/3/2007	3/30/2007	$55.25	$48.75	$51.34
4/2/2007	6/29/2007	$55.20	$51.05	$51.29
7/2/2007	9/28/2007	$52.84	$45.30	$46.67
10/1/2007	12/31/2007	$48.32	$29.29	$29.44
1/2/2008	3/31/2008	$29.69	$18.62	$21.42
4/1/2008	6/30/2008	$26.81	$16.76	$16.76
7/1/2008	9/30/2008	$21.12	$14.03	$20.51
10/1/2008	12/31/2008	$23.00	$3.77	$6.71
1/2/2009	3/31/2009	$7.46	$1.02	$2.53
4/1/2009	6/30/2009	$4.02	$2.68	$2.97
7/1/2009	9/30/2009	$5.23	$2.59	$4.84
10/1/2009	12/31/2009	$5.00	$3.20	$3.31
1/4/2010	3/31/2010	$4.31	$3.15	$4.05
4/1/2010	6/30/2010	$4.97	$3.63	$3.76
7/1/2010	9/30/2010	$4.30	$3.66	$3.90
10/1/2010*	12/6/2010*	$4.49	$3.95	$4.45
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 6, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of Citigroup’s common stock from January 29, 1999 through December 6, 2010, based on information from Bloomberg. The dotted lines represent the coupon barrier and trigger price of $3.56, equal to 80% of the closing price on December 6, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Goldcorp Inc.

According to publicly available information, Goldcorp Inc. (“Goldcorp”) is a gold producer engaged in the acquisition, exploration, development and operation of precious metal properties in Canada, the United States, Mexico and Central and South America. In addition to gold, Goldcorp also produces silver, copper, lead and zinc. There are worldwide gold, silver, copper, lead and zinc markets into which Goldcorp sells. Goldcorp investigates and negotiates the acquisition of additional precious metal mining properties or interests in such properties. Goldcorp has (i) gold mineral reserves at the Red Lake Gold Mines, the Porcupine Mine, the Musselwhite Mine, the Marigold Mine and the El Sauzal Mine; (ii) gold and silver mineral reserves at the Wharf Mine, the Dee/South Arturo Project, the Los Filos Mine, the San Dimas Mines and the Marlin Mine; (iii) gold and copper mineral reserves at the Alumbrera Mine; (iv) gold, silver and copper mineral reserves at the Pueblo Viejo Project; and (v) gold, silver, lead and zinc mineral reserves at the Peñasquito Project. Goldcorp’s development projects include the Penasquito gold/silver/zinc/lead projects and Noche Buena gold/silver projects in Mexico; the Cochenour, Eleonore and Hollinger gold projects in Canada; the Cerro Blanco gold/silver project in Guatemala; and the Pueblo Viejo gold project in the Dominican Republic. On February 16, 2010, Goldcorp acquired the New Gold subsidiary. On February 24, 2010, Goldcorp sold 21.2% interest in the Morelos gold project in Mexico. Information filed by Goldcorp with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12970, or its CIK Code: 0000919239. Goldcorp’s website is http://www.goldcorp.com. Goldcorp’s common stock is listed on the New York Stock Exchange under the ticker symbol “GG.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Goldcorp’s common stock, based on daily closing prices on the primary exchange for Goldcorp, as reported by Bloomberg. Goldcorp’s closing price on December 6, 2010 was $47.83. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/3/2006	3/31/2006	$29.43	$23.57	$29.25
4/3/2006	6/30/2006	$40.67	$24.70	$30.22
7/3/2006	9/29/2006	$31.30	$21.98	$23.60
10/2/2006	12/29/2006	$31.18	$21.13	$28.44
1/3/2007	3/30/2007	$28.84	$23.29	$24.02
4/2/2007	6/29/2007	$26.76	$22.49	$23.69
7/2/2007	9/28/2007	$30.56	$21.56	$30.56
10/1/2007	12/31/2007	$37.08	$29.78	$33.93
1/2/2008	3/31/2008	$45.59	$33.93	$38.75
4/1/2008	6/30/2008	$46.36	$34.47	$46.17
7/1/2008	9/30/2008	$51.06	$25.20	$31.63
10/1/2008	12/31/2008	$32.20	$15.06	$31.53
1/2/2009	3/31/2009	$34.93	$24.31	$33.32
4/1/2009	6/30/2009	$39.73	$27.01	$34.75
7/1/2009	9/30/2009	$42.93	$32.93	$40.37
10/1/2009	12/31/2009	$45.92	$36.23	$39.34
1/4/2010	3/31/2010	$42.45	$33.22	$37.22
4/1/2010	6/30/2010	$46.22	$38.28	$43.85
7/1/2010	9/30/2010	$44.34	$38.76	$43.52
10/1/2010*	12/6/2010*	$47.83	$41.87	$47.83
*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2010 includes data for the period from October 1, 2010 through December 6, 2010. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2010.

The graph below illustrates the performance of Goldcorp’s common stock from January 29, 1999 through December 6, 2010, based on information from Bloomberg. The dotted line represents the coupon barrier and trigger price of $38.26, which is equal to 80% of the closing price on December 6, 2010. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-43 of the PAOSCP product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize the Securities as a pre-paid derivative contract with respect to the underlying stock. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your Securities in an amount equal to the difference between the amount you receive at such time (other than with respect to a contingent coupon) and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year. In addition, any contingent coupon that is paid by UBS including on the maturity date or upon automatic call should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations —Alternative Treatments” beginning on page PS-45 of the PAOSCP product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other non-principal protected equity-linked securities. In addition, if you are a non-United States holder, an amount equal to 30% of any contingent coupon payable to you will be withheld unless income from such contingent coupon is effectively connected with your conduct of a trade or business within the United States subject to reduction or elimination by applicable treaty.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-43 of the PAOSCP product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the price indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of NASD Rule 2720. Neither UBS Securities LLC nor UBS Financial Services Inc. is not permitted to sell Securities in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.